Exhibit 10.1

ALIGOS THERAPEUTICS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(As Amended Effective: April 22, 2026)

This Aligos Therapeutics, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been originally adopted under the Company’s 2020 Incentive Award Plan (the “Plan”) and has been amended as of April 22, 2026 (the “Effective Date). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective as of the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director:	$40,000
Non-Executive Chair:	$30,000
Lead Independent Director:	$30,000
Audit Committee Chair:	$20,000
Business Development and Strategy Committee Chair:	$15,000
Compensation Committee Chair:	$15,000
Nominating and Corporate Governance Committee Chair:	$10,000
Audit Committee Member (non-Chair):	$10,000
Business Development and Strategy Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$7,500
Nominating and Corporate Governance Committee Member (non-Chair):	$5,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter; provided that the initial quarterly retainer payment for members of the Business Development and Strategy Committee shall be combined with the payment made during the second quarter of 2026. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the Effective Date shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 11,720 shares of Common Stock (the “Initial Option”).

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/36th of the shares subject thereto on

Exhibit 10.1

each monthly anniversary of the applicable date of grant such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, in each case, subject to the Non-Employee Director continuing to provide services to the Company through the applicable vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who (i) has been serving on the Board for at least four months as of each meeting of the Company’s stockholders (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an Option under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 5,860 shares of Common Stock (the “Annual Option”).

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, subject to the Non-Employee Director continuing to provide services to the Company through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of Common Stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

Except as otherwise determined by the Board, no portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Exhibit 10.1

Miscellaneous

The other provisions of the Plan shall apply to the Options granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Plan (including Section 5.5 of the Plan limiting the sum of the grant date fair value of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider (as defined in the Plan) as compensation for services as a Non-Employee Director during any calendar year to $1,500,000). The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.